Ex. (h)(12)

FORM OF

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made this              day of December, 2010 (“Agreement”) by and between Columbia Funds Series Trust III, a statutory trust created pursuant to the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq., as amended from time to time (the “Trust”), and [Trustee] (“Indemnitee”).

WHEREAS, at the request of the Trust, Indemnitee currently serves as a trustee of the Trust and may, therefore, be subjected to claims, suits or proceedings arising as a result of Indemnitee’s service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as a trustee of the Trust, the Trust has agreed to hold harmless and indemnify Indemnitee against any and all judgments, expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Trust and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “1940 Act” means the Investment Company Act of 1940, as amended.

(b) “Agreement” has the meaning set out in the preamble.

(c) “Board of Trustees” means the Board of Trustees of the Trust.

(d) “Declaration of Trust” means the Amended and Restated Declaration of Trust for the Trust dated as of November 19, 2009, as the same may be amended, restated, supplemented and in effect from time to time.

(e) “Disinterested Trustee” means a trustee of the Trust who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by Indemnitee and who is not an “affiliated person” (as defined in the 1940 Act) of the investment adviser or principal underwriter of the Trust or any series thereof.

(f) “Expenses” shall include, without limitation, all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, computerized legal research costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting or preparing to act as a witness in a Proceeding.

(g) “Indemnitee” has the meaning set out in the preamble.

(h) “Independent Counsel” means a law firm, or a member of a law firm, that meets all of the following criteria: the law firm or the member of the law firm (i) is an “independent legal counsel” within the meaning of Rule 0-1(a)(6) under the 1940 Act; (ii) is experienced in matters of corporation or investment company law; (iii) is not currently representing, nor in the past two years has been retained to represent, (A) the Trust or Indemnitee in any matter material to either such party, or (B) any other party in the Proceeding giving rise to a claim for indemnification under this Agreement, except that the law firm or the member of the law firm may represent another non-interested trustee of the Trust in the Proceeding; and (iv) is not a person who, under the applicable standards of professional conduct then prevailing, would have a material conflict of interest in representing either the Trust or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Independent Counsel shall be selected by Indemnitee and approved by a majority of the members of the Board of Trustees (which approval shall not be unreasonably withheld or delayed). In the event that the Board of Trustees does not approve Indemnitee’s selection within 14 days of written notice from Indemnitee of Indemnitee’s selection, Indemnitee may petition a court of competent jurisdiction in Delaware for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel, provided that such other law firm or member of a law firm is an “independent legal counsel” within the meaning of Rule 0-1(a)(6) under the 1940 Act and is not currently representing, nor in the past two years has been retained to represent, the Trust or Indemnitee in any matter material to either such party, except that the law firm or the member of the law firm may represent another non-interested Trustee of the Trust in the Proceeding. The Trust shall pay all Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(i) “Proceeding” includes, without limitation, any threatened, pending or completed claim, action, suit, regulatory inquiry, demand, threat, discovery request, request for testimony or information, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding or occurrence of a similar nature (including appeals), whether civil, criminal, administrative, investigative or other, whether formally or informally initiated.

(j) “Status” means the status of a person as an “agent” as defined in Article VII of the Declaration of Trust.

(k) “Trust” has the meaning set out in the preamble.

Section 2. Services by Indemnitee. Indemnitee agrees to continue to serve in his or her Status and may at any time and for any reason resign from such Status (subject to any other contractual obligation or any obligation imposed by operation of law). The Trust shall have no obligation under this Agreement to continue Indemnitee in such Status, but Indemnitee shall nevertheless retain all rights provided under this Agreement.

Section 3. Indemnification — General. The Trust shall hold harmless and indemnify out of its assets, and advance Expenses to, Indemnitee (a) as specifically provided in this Agreement and (b) otherwise to the fullest extent permitted by applicable law in effect on the date of this Agreement and as such law may be amended from time to time; provided, however, that, to the maximum extent permitted by applicable law, no change in applicable law shall have the effect of reducing the benefits available to Indemnitee under this Agreement based on applicable law as in effect on the date of this Agreement. The rights of Indemnitee provided in this Section 3 shall include, but shall not be limited to, all rights set forth in the other sections of this Agreement. In recognition that the Indemnitee hereunder serves or served as a Trustee of the Trust and acts or acted for the Trust and not a single part or series thereof, to the fullest extent permitted by the Declaration of Trust as in effect on the date hereof, the following Expenses payable by the Trust pursuant to this Agreement shall be treated as general expenses of the Trust and allocated and charged between and among any one or more of the series of the Trust in the manner contemplated by the Declaration of Trust as in effect on the date hereof: (i) any Expenses which are not readily identifiable as belonging to any particular series of the Trust, and (ii) any Expenses that would otherwise be apportioned to any series of the Trust (whether such series exists at or prior or subsequent to the date of this Agreement) that has been, or after the date of this Agreement is, liquidated, but only to the extent reserves, insurance or other sources of funds for the payment of any such Expenses are unavailable. For purposes of this Agreement, any Expenses which do not belong exclusively to a particular series of the Trust shall be deemed not to be readily identifiable as belonging to any particular series of the Trust. The right of the Indemnitee to indemnification and advancement of Expenses under this Agreement shall not be deemed to limit, supersede or otherwise affect any other similar right under applicable law, the Declaration of Trust, any other agreement, any policy of insurance, or a vote of shareholders or resolution of the Board of Trustees, and the Indemnitee may, at his or her sole option, seek and obtain indemnification and/or advancement of Expenses by exercising rights pursuant to any of the foregoing or otherwise and in any order of priority.

Section 4. Rights of Indemnification. (a) Indemnitee shall be held harmless and indemnified by the Trust against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding in which Indemnitee is, or is threatened to be, involved as a party or otherwise by virtue of his or her Status, whether or not such Proceeding is brought by or in the right of the Trust and irrespective of when the conduct that is the subject of the Proceeding occurred, provided that no indemnification of Expenses shall be provided under this Agreement to the extent that such Expenses arise from conduct of the Indemnitee for which indemnification may not lawfully be provided to Indemnitee.

(b) Without limiting any other rights of Indemnitee under this Agreement, if Indemnitee is, pursuant to the terms of this Agreement, entitled to indemnification as to one or more but less than all claims, matters or issues in a Proceeding, the Trust shall indemnify Indemnitee against all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection with each claim, matter or issue for which Indemnitee is entitled to indemnification under this Agreement.

Section 5. Advancement of Expenses. The Trust, to the fullest extent permitted by the Declaration of Trust and applicable law, shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding in which Indemnitee is, or is threatened to be, involved as a party or otherwise by virtue of his or her Status, within 10 business days after the receipt by the Trust of a statement or statements from Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall be ultimately determined that Indemnitee is not entitled to indemnification under this Agreement as to such Expenses.

Section 6. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under Section 3, 4, or 5 of this Agreement, Indemnitee shall submit to the Trust a written request. The Secretary of the Trust shall, promptly upon receipt of such a request for indemnification, advise the Board of Trustees in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) of this Agreement, a determination with respect to Indemnitee’s entitlement to such indemnification shall be promptly made, if such determination has not already been made, by either (i) the vote of a majority of the Disinterested Trustees of the Trust or (ii) Independent Counsel in a written opinion. In making such determination, the Disinterested Trustees or Independent Counsel making the determination shall afford Indemnitee a rebuttable presumption that Indemnitee has not engaged in conduct for which indemnification may not lawfully be provided. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within 10 business days after such determination. Indemnitee shall cooperate with the person(s) making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person(s) upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person(s) making such determination, in response to a request by such person(s), shall be borne by the Trust (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

Section 7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification, (ii) advancement of Expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) within 30 days after receipt by the Trust of the request for indemnification, or (iv) payment of indemnification is not made within 10 business days after a determination has been made that Indemnitee is entitled to indemnification pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or at Indemnitee’s discretion in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advancement of Expenses.

Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking adjudication or an award in arbitration within one year following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7. In any such proceeding, the Indemnitee and the Trust shall be bound by the determination of the arbitrator, subject to rights of appeal to a court of competent jurisdiction to review such an arbitration award and to vacate such an award. The Trust shall advance the costs of such an arbitration to the American Arbitration Association. The arbitrator shall be instructed to identify the prevailing party in the arbitration and, if the Indemnitee identifies the Trust as the prevailing party, the Indemnitee shall repay one-half of any costs so advanced.

(b) In the event that Indemnitee, pursuant to Section 7(a), seeks a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of this Agreement, Indemnitee shall be entitled to recover from the Trust, and shall be indemnified by the Trust against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by Indemnitee in such judicial adjudication or arbitration, but only if Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated in the same proportion as the amount of the indemnification or advancement of expenses awarded in the judicial adjudication or arbitration.

Section 8. Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a) The rights of indemnification and advancement of Expenses as provided by this Agreement shall be several and shall not be deemed exclusive of or affect any other rights to which Indemnitee may at any time be entitled under applicable law, the Declaration of Trust, any agreement, a vote of shareholders or a resolution of the Board of Trustees, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision of this Agreement shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Status prior to such amendment, alteration or repeal.

(b) For a period of six years after the Indemnitee has ceased to serve in a Status, the Trust shall purchase and maintain in effect one or more policies of insurance on behalf of the Indemnitee which collectively provide limits of coverage for claims made against the Indemnitee in the event of the insolvency of the Trust, or any series of the Trust, or other event, not otherwise provided for in Section 3 of this Agreement, which causes the Trust or any series of the Trust to be unable to pay Expenses as contemplated by this Agreement, having scope of coverage that is generally consistent with the scope of coverage available for that Indemnitee in such circumstances when he or she ended service in a Status and with coverage limits of not less than $10,000,000, unless such insurance is not reasonably available.

(c) In the event of any payment under this Agreement, when Indemnitee has been fully and indefeasibly indemnified (under this Agreement and/or otherwise) in respect of all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding by reason of Indemnitee’s Status, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall, upon reasonable written request by the Trust and at the Trust’s expense, execute all papers required and take all reasonable actions as are necessary to enable the Trust to bring suit to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Trust or the Indemnitee to proceed or collect against any insurers and to give such insurers any rights against the Trust under or with respect to this Agreement, including without limitation any right to be subrogated to the Indemnitee’s rights under this Agreement, unless otherwise expressly agreed to by the Trust in writing, and the obligation of such insurers to the Trust and the Indemnitee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(d) The Trust shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable under this Agreement to the extent Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 9. Limitation of Liability. The parties to this Agreement agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement by the Trust have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust.

Furthermore, each Indemnitee acknowledges and agrees that (i) the assets and liabilities of each series of the Trust are separate and distinct and that all liabilities and expenses, including payment obligations arising out of this Agreement, with respect to a particular series of the Trust are enforceable against the assets of such series only and not against the assets of the Trust generally or any other series of the Trust, and (ii) except as provided in Section 3 hereof, any Expenses payable by the Trust pursuant to this Agreement which are not readily identifiable as belonging to any particular series of the Trust will be allocated and charged between and among any one or more of the series of the Trust in the manner contemplated by the Declaration of Trust. For purposes of this Agreement, any Expenses which do not belong exclusively to a particular series of the Trust shall be deemed not to be readily identifiable as belonging to any particular series of the Trust.

Section 10. Duration of Agreement; Assignment. This Agreement shall be effective against the Trust as of the date of this Agreement. This Agreement shall continue as to Indemnitee if Indemnitee is no longer serving in a Status with respect to any Proceeding in respect of which Indemnitee is granted rights to indemnification or advancement of expenses under this Agreement. The Indemnitee, in his or her sole discretion, may assign his or her rights to receive indemnification payments (but not any rights to assert a claim for indemnification based on the assignee’s own conduct) under this Agreement to any other person, upon written notice to the Trust in accordance with the Form of Notice of Assignment provided in Exhibit A to this Agreement. This Agreement shall be binding upon the Trust and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, heirs, assigns, devisees, executors, administrators, and legal representatives. The Trust agrees that it shall not sell, assign or otherwise transfer all or substantially all of its assets, or merge or reorganize with any other entity or series of any other entity, unless the entity or series to which such sale, assignment or transfer is being made, or that is the survivor of any such merger or reorganization, agrees to assume all of the obligations (whether contingent or otherwise) of the Trust under this Agreement. No amendment of the Declaration of Trust of the Trust or action by the Board of Trustees shall limit or eliminate the right of the Indemnitee to indemnification and advancement of expenses set forth in this Agreement.

Section 11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever: (a) the validity, legality and enforceability or the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired by such holding; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by such provision.

Section 12. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 13. Headings. The headings of the sections of this Agreement are for convenience only and shall not be deemed to constitute part of this Agreement or to affect the meaning or construction of this Agreement or any provision of this Agreement.

Section 14. Modification and Waiver. No supplement, modification or amendment of or to this Agreement shall be binding unless executed in writing by both of the parties to this Agreement or their respective successors, assigns, or legal representatives. Any waiver by either party of any breach by such other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor, assign, or legal representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) at the same or any prior or subsequent time, nor shall such waiver constitute a continuing waiver.

Section 15. Interpretation of Agreement. It is understood that the parties to this Agreement intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of Expenses to the Indemnitee to the fullest extent now or hereafter permitted by law.

Section 16. Notice by Indemnitee. Indemnitee shall use his or her best efforts to promptly notify the Trust in writing upon being served with any summons, citation, subpoena,

complaint, indictment, information or other document commencing any Proceeding or matter which may be subject to indemnification or advancement of Expenses under this Agreement, but no delay in providing such notice shall in any way limit or affect the Indemnitee’s rights or the Trust’s obligations under this Agreement.

Section 17. Notices. All notices, requests, demands and other communications to a party under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) if mailed by certified or registered mail with postage prepaid or by nationally recognized overnight courier service, on the second business day after the date on which it is mailed.

(1)	If to Indemnitee, to:

[Trustee]

with copies to:

Burton M. Leibert, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099

(2)	If to the Trust, to:

James R. Bordewick, Jr.
Bank of America Corporation, Global Wealth and Investment Management
One Financial Center
MA5-515-11-05
Boston, MA 02111

with copies to:

Robert M. Kurucza
Goodwin Procter LLP
901 New York Avenue, NW
Washington, DC 20001

or to such other address as may have been furnished to Indemnitee by the Trust or to the Trust by Indemnitee, as the case may be.

Section 18. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws of the State of Delaware.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the day and year first above written.

COLUMBIA FUNDS SERIES TRUST III

By:
Title:

AGREED TO AND ACCEPTED BY:

Name: [Trustee]
Title: Indemnitee

EXHIBIT A

Form of Notice of Assignment

To: The Board of Trustees of [INSERT TRUST(S)]

Pursuant to and in accordance with Section 10 of the Indemnification Agreement dated December     , 2009 (the “Agreement”), I,                     , as Indemnitee under the Agreement, hereby assign my rights to                      (“Assignee”) to receive indemnification payments (but not any rights to assert a claim for indemnification based on the Assignee’s own conduct) under the Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand as of this              day of [MONTH], [YEAR].

Name:
Title: Indemnitee

AGREED TO AND ACCEPTED BY:

Name:
Title: Assignee

A-1